Exhibit (d)(v)
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                                 PIA MUTUAL FUND

                          INVESTMENT ADVISORY AGREEMENT


     THIS INVESTMENT ADVISORY AGREEMENT (this "Agreement") is made and entered into as of this 12th day of May 2003, by and between PIA MUTUAL FUND, a Massachusetts business trust (the "Trust"), and PACIFIC INCOME ADVISERS, INC., a Delaware corporation (the "Adviser").

                                    RECITALS

     WHEREAS, a series of the Trust having separate assets and liabilities exists entitled the "PIA BBB Bond Fund Series" or the "PIA BBB Bond Fund" (hereinafter the "BBB Bond Fund"); and

     WHEREAS, the Trust desires to retain the Adviser as investment adviser to the BBB Bond Fund and enter into this Agreement relating to the BBB Bond Fund, which shall apply only to the BBB Bond Fund; and

     WHEREAS, this Agreement has been, or will be, approved by the vote of a majority of the outstanding voting securities of the BBB Bond Fund and by the Board of Trustees of the Trust, including a majority of the trustees who are not "interested persons," as defined in the Investment Company Act of 1940, as amended (the "1940 Act").

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

     1.   In General

     The Adviser agrees, all as more fully set forth herein, to act as managerial investment adviser to the Trust with respect to the investment of the assets of the BBB Bond Fund and to supervise and arrange the purchase and sale of securities held in the portfolio of the BBB Bond Fund and the BBB Bond Fund's use of hedging instruments.

     2. Duties and Obligations of the Adviser with respect to Investment of Assets of the BBB Bond Fund

     (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust, the Adviser shall:

          (i) Decide what securities and hedging instruments shall be purchased or sold by the Trust with respect to the BBB Bond Fund and when; and

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          (ii) Arrange for the purchase and the sale of securities and hedging instruments held in the portfolio of the BBB Bond Fund by placing purchase and sale orders for the Trust with respect to the BBB Bond Fund.

          (b) Any investment purchases or sales made by the Adviser shall at all times conform to, and be in accordance with, any requirements imposed by:
     (1) the provisions of the 1940 Act and of any rules or regulations in force thereunder; (2) the provisions of the Commodity Exchange Act and of any rules or regulations in force thereunder; (3) any other applicable provisions of law; (4) the provisions of the Declaration of Trust and By-Laws of the Trust as amended from time to time; (5) any policies and determinations of the Board of Trustees of the Trust; and (6) the fundamental policies of the Trust relating to the BBB Bond Fund, as reflected in the Trust's registration statement under the 1940 Act or the Securities Act of 1933, as amended (the "Securities Act"), as such registration statement may be amended or updated from time to time.

          (c) The Adviser shall give the Trust the benefit of its best judgment and effort in rendering services hereunder, but the Adviser shall not be liable for any loss sustained by reason of the purchase, sale or retention of any security or hedging instrument, whether or not such purchase, sale or retention shall have been based on its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such purchase, sale or retention shall have been made and such other individual, firm or corporation shall have been selected in good faith. Nothing herein contained shall, however, be construed to protect the Adviser against any liability to the Trust or its security holders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of obligations and duties under this Agreement.

          (d) Nothing in this Agreement shall prevent the Adviser or any affiliated person (as defined in the 1940 Act) of the Adviser from acting as investment adviser or manager and/or principal underwriter for any other person, firm or corporation and shall not in any way limit or restrict the Adviser or any such affiliated person from buying, selling or trading any securities or hedging instruments for its or their own accounts or the accounts of others for whom it or they may be acting; provided, however, that the Adviser expressly represents that it will undertake no activities that, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

          (e) It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Trust's registration statement under the 1940 Act or the Securities Act, except for information supplied by the Adviser for inclusion therein. The Trust agrees to indemnify the Adviser to the full extent permitted by the Trust's Declaration of Trust.

     3.   Broker-Dealer Relationships

     The Adviser is responsible for decisions to buy and sell securities for the BBB Bond Fund, broker-dealer selection and negotiation of brokerage commission rates. The Adviser's primary consideration in effecting a securities transaction will be execution at the most favorable price. The Trust understands that a substantial amount of the portfolio transactions of the BBB Bond Fund may be transacted with primary market makers acting as principal on a net basis, with no brokerage being paid by the BBB Bond Fund. Such principal transactions may,


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however, result in a profit to market makers. In certain instances the Adviser may make purchases of underwritten issues for the BBB Bond Fund at prices that include underwriting fees. In selecting a broker-dealer to execute each particular transaction, the Adviser will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the BBB Bond Fund on a continuing basis. Accordingly, the price to the BBB Bond Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board of Trustees of the Trust may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the BBB Bond Fund to pay a broker or dealer that provides brokerage or research services to the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Trust. The Adviser is further authorized to allocate the orders placed by it on behalf of the BBB Bond Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Adviser, or any affiliate of either. Such allocation shall be in such amounts and proportions as the Adviser shall determine, and the Adviser shall report on such allocations regularly to the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor. The Adviser is also authorized to consider sales of shares as a factor in the selection of brokers or dealers to execute portfolio transactions, subject to the requirements of best execution (namely, that such brokers or dealers are able to execute the order promptly and at the best obtainable securities price). In this Agreement, the term "broker" and "broker-dealer" shall include futures commission merchants.

     4.   Allocation of Expenses

     The Adviser agrees that it will furnish the Trust, at the Adviser's expense, with all office space and facilities, and equipment and clerical personnel necessary for carrying out its duties under this Agreement. The Adviser will also pay all compensation of all trustees, officers and employees of the Trust who are affiliated persons of the Adviser. All operating costs and expenses relating to the BBB Bond Fund not expressly assumed by the Adviser under this Agreement shall be paid by the Trust from the assets of the BBB Bond Fund, including, but not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums; (iv) compensation and expenses of the Trust's trustees other than those affiliated with the Trust's investment advisers; (v) legal and audit expenses; (vi) fees and expenses of the Trust's Administrator, custodian, shareholder servicing or transfer agent and accounting services agent; (vii) expenses incident to the issuance of the BBB Bond Fund's shares, including issuance on the payment of, or reinvestment of, dividends;
(viii) fees and expenses incident to the registration under federal or state securities laws of the Trust or the shares of the BBB Bond Fund; (ix) expenses of preparing, printing and mailing reports and notices and proxy material to shareholders of the Trust; (x) all other expenses incidental to holding meetings of the Trust's shareholders; (xi) dues or assessments of or contributions to the Investment Company Institute or


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its successor; (xii) such non-recurring expenses as may arise, including litigation affecting the Trust and the legal obligations that the Trust may have to indemnify its officers and trustees with respect thereto; and (xiii) all expenses which the Trust or a series of the Trust agrees to bear in any distribution agreement or in any plan adopted by the Trust and/or a series of the Trust pursuant to Rule 12b-1 under the 1940 Act.

     5.   Compensation of the Adviser and Expense Reimbursements

     (a) The Trust shall not pay the Adviser an annual management fee.

     (b) In the event that the expenses of the BBB Bond Fund (including the fees of the BBB Bond Fund's Adviser and administrator and amortization of organization expenses, but excluding interest, taxes, brokerage commissions, extraordinary expenses and sales charges and distribution fees) for any fiscal year exceed the limits set by applicable regulations of state securities commissions or the limits set forth in the BBB Bond Fund's current prospectus or statement of additional information, the Adviser will reimburse the Trust the amount of such excess. As often as necessary, the Adviser will make payments to the Trust so that at no time will there be any accrued but unpaid liability under this expense limitation.

     6.   Duration and Termination

     (a) Subject to prior termination as hereinafter provided, this Agreement shall continue in effect for two (2) years from the date hereof and indefinitely thereafter, but only so long as the continuance after such two (2) year period is specifically approved at least annually by the Trust's Board of Trustees, including the vote of a majority of the trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a "majority" (as defined in the 1940 Act) of the outstanding voting securities of the BBB Bond Fund and by such a vote of the trustees.

     (b) This Agreement may be terminated by the Adviser at any time without penalty upon giving the Trust sixty (60) days' written notice (which notice may be waived by the Trust) and may be terminated by the Trust at any time without penalty upon giving the Adviser sixty (60) days' written notice (which notice may be waived by the Adviser), provided that such termination by the Trust shall be directed or approved by the vote of a majority of all of its trustees or by the vote of the holders of a "majority" (as defined in the 1940 Act) of the outstanding voting securities of the BBB Bond Fund. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940
Act).

     7.   Agreement Binding Only on Fund Property

     The Adviser understands that the obligations of this Agreement are not binding upon any shareholder of the Trust personally, but bind only the Trust's property; the Adviser represents that it has notice of the provisions of the Trust's Declaration of Trust disclaiming shareholder liability for acts or obligations of the Trust.


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

     8.   Code of Ethics

     The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and has provided the Trust with a copy of the code of ethics and evidence of its adoption. Upon written request of the Trust, the Adviser shall permit the Trust to examine any reports required to be made by the Adviser pursuant to Rule 17j-1(1) under the 1940 Act.

     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons all as of the day and year first above written.

                                      PIA MUTUAL FUND


                                      By:  /s/ Joseph Lloyd McAdams, Jr.
                                           -----------------------------

                                      Its:  Chairman




                                      PACIFIC INCOME ADVISERS, INC.


                                      By:  /s/ Joseph Lloyd McAdams, Jr.
                                           -----------------------------

                                      Its:  Chairman of the Board and
                                             Chief Investment Officer